UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Plunk, Stephen D.
   P.O. Box 25848
   Oklahoma City, Oklahoma  73125
   USA
2. Issuer Name and Ticker or Trading Symbol
   Liberty Bancorp, Inc.
   LBNA
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   October, 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Sr. Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |10-31-|M   | |3,896             |A  |12.40      |                   |      |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10-31-|M   | |7,200             |A  |14.75      |                   |      |                           |
                           |96    |    | |                  |   |           |                   |      |                           |
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Common Stock               |10-319|F   | |3,987             |D  |38.75      |19,208             |D     |                           |
                           |6     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |6,571 [1]          |I     |By ESOP Trust              |
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___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |12.40   |10-31|M   | |3,896      |D  |12-18|12-18|Common Stock|3,896  |       |0           |D  |            |
(Right to Buy)        |        |-96  |    | |           |   |-95  |-00  |            |       |       |            |   |            |
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Employee Stock Option |14.75   |10-31|M   | |7,200      |D  |4-22-|4-22-|Common Stock|7,200  |       |1,800       |D  |            |
(Right to Buy)        |        |-96  |    | |           |   |96   |02   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
[1] Between January 1, 1996 and June 30, 1996, the reporting person acquired 416 shares of LBNA stock under the Liberty Bancorp, Inc. Salary
Deferral, Profit Sharing and Employee Stock Ownership Plan and Trust. (This is the most recent information available.) Information with respect to acquisition of such shares will be reported as a line item on reporting person's year end Form 5 or earlier voluntary Form 4, as required pursuant to applicable rules in effect prior to August 1,
1996.
SIGNATURE OF REPORTING PERSON
/s/ Stephen D. Plunk
DATE
11/5/96